Exhibit 99.1
CANNAE HOLDINGS, INC. ANNOUNCES WILLIAM P. FOLEY II AS CEO

Las Vegas, February 12, 2024 - Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) today announced that it has appointed Chairman William P. Foley II as Chief Executive Officer of the Company and Richard Massey as Vice Chairman of the Board. Mr. Massey will continue to work with Mr. Foley on investment opportunities. Mr. Foley will continue as Chairman of the Board and Ryan Caswell will continue as the President of the Company.

William P. Foley, II, commented, “I am very excited to assume the role of Chief Executive Officer and continue working with Rick Massey and our portfolio management team while sourcing new private investments that offer outsized, risk-adjusted returns.”

About Cannae Holdings, Inc.

We primarily acquire interests in operating companies and are engaged in actively managing and operating a core group of those companies. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. Cannae’s current operating interests include Dun & Bradstreet Holdings, Inc. (NYSE: DNB), in which Cannae holds 79 Million shares or 18% interest, and Alight, Inc. (NYSE: ALIT), in which Cannae owns 52.5 Million shares representing a 10% interest. Cannae also holds 4 Million shares, or 3%, of Dayforce, Inc. (NYSE: DAY), 27 Million shares, or 31%, of System1, Inc. (NYSE: SST), and 3.4 Million shares, or 6% of Paysafe Limited (NYSE: PSFE). Cannae’s other principal operating holdings include Sightline Payments, of which Cannae owns 32%, Computer Services, Inc., of which Cannae owns 6% and Black Knight Football & Entertainment, LP, of which Cannae owns approximately 48%.

Contacts
Jamie Lillis, Managing Director, Solebury Strategic Communications, 203-428-3223, jlillis@soleburystrat.com

Source: Cannae Holdings, Inc.